UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2006
US LEC CORP.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-24061	56-2065535
(Commission File Number)	(IRS Employer Identification No.)

Morrocroft III, 6801 Morrison Boulevard,
Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 319-1000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 4, 2006, US LEC Corp. and its subsidiaries (“US LEC”) entered into agreements to settle pending disputes and related litigation with Qwest Communications Corporation and its affiliates (“Qwest”) relating to billing of Qwest by US LEC for intrastate and interstate switched access charges, including such charges related to wireless toll free traffic.
     The agreements provide for a mutual release by the parties for any claims arising from the disputed billing for wireless-originated interstate and intrastate toll free traffic, and a one-time $3 million cash payment by US LEC. US LEC also agreed to order telecommunication services from Qwest, between August 1, 2006 and November 30, 2009 unless US LEC meets the purchase commitment earlier, at volume levels and rates comparable to those that existed in the past with Qwest and at prices comparable to other national carriers. US LEC would be subjected to substantial penalties in the event of early termination of its commitment or in the event it fails to order the agreed upon annual commitment during the term. It is not expected that the purchase commitment with Qwest will require US LEC to order or pay more than it otherwise would have ordered from or paid to third party carriers during this same period of time. Finally, the agreements establish a framework for prospective billing and collection of invoices for access charges from US LEC to Qwest for intrastate wireless toll free traffic.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US LEC CORP.
By:	/s/ J. Lyle Patrick
J. Lyle Patrick
Executive Vice President and Chief Financial Officer

Dated: August 9, 2006

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